EXHIBIT 10.15.10
Fiscal Year [20_ _] Financial Goal Restricted Stock Units
Terms and Conditions
You have received an Award of Restricted Stock Units (the “Units”) under the Monsanto Company 2005 Long-Term Incentive Plan, as amended (the “Plan”). The Grant Date and the number of Units initially covered by this Award (the “Initial Number of Units”) are set forth in the document you have received entitled “Fiscal [20_ _] Long-Term Incentive Statement.” The maximum number of Units that you may receive under this Award (the “Maximum Number of Units”) is two times the Initial Number of Units. The Fiscal [20_ _] Long-Term Incentive Statement and these terms and conditions collectively constitute the Award Certificate for the Units, and describe the provisions applicable to the Units.
     1. Definitions. Each capitalized term not otherwise defined herein has the meaning set forth in the Plan or, if not defined in the Plan, in the attached Fiscal [20_ _] Long-Term Incentive Statement. The “Company” means Monsanto Company, a Delaware corporation incorporated February 9, 2000.
     2. Nature of Units. The Units represent the right to receive, in certain circumstances, a number of Shares determined in accordance with the Fiscal [20_ _] Long-Term Incentive Statement and these terms and conditions. Until such time (if any) as Shares are delivered to you, you will not have any of the rights of a common stockholder of the Company with respect to those Shares, your rights with respect to the Units and those Shares will be those of a general creditor of the Company, and you may not sell, assign, transfer, pledge, hypothecate, give away, or otherwise dispose of the Units. Any attempt on your part to dispose of the Units will result in their being forfeited. However, you shall have the right to receive a cash payment (the “Dividend Equivalent Payment”) with respect to the Units (if any) that vest pursuant to this Award, subject to withholding pursuant to paragraph 6 below, in an amount equal to the aggregate cash dividends that would have been paid to you if you had been the record owner, on each record date for a cash dividend during the period from the Grant Date through the settlement date of the Units, of a number of Shares equal to the number of Units that vest under this Award. The Dividend Equivalent Payment shall be made on such settlement date. You shall not be entitled to receive any payments with respect to any non-cash dividends or other distributions that may be made with respect to the Shares.
     3. Vesting of Units. (a) 162(m) Performance Goal. Subject to Section 5, in order to vest in the Maximum Number of Units or any lesser number of Units under this Award, the 162(m) Performance Goal must be met (as determined and certified by the Committee following August 31, [20_ _][second year after grant]). The “162(m) Performance Goal” is that the Company’s Net Income, as defined in the next sentence, must exceed zero for the period from September 1, [20_ _][year of grant] through August 31, [20_ _]. “Net Income” means gross profit (i) minus (A) sales, general and administrative expenses, (B) research and development expense, (C) amortization, (D) net interest expense, and (E) income taxes and

(ii) plus or minus other income and expense; all as reported in the Company’s financial statements; but excluding positive or negative effects of (I) restructuring charges and reversals, (II) the outcome of lawsuits, (III) research and development write-offs on acquisitions, (IV) impact of liabilities, expenses or settlements related to Solutia, Inc. or agreements associated with a Solutia, Inc. plan of reorganization, (V) unbudgeted business sales and divestitures, and (VI) the cumulative effects of changes in accounting methodology made after August 31, [20_ _][year of grant].
     (b) EPS, Cash Flow, and ROC Goals. If the Section 162(m) Performance Goal is met, then the number of Units eligible for vesting under this Award will be determined one-third based upon the Company’s achievement of cumulative earnings per share (the “EPS Goal”), one-third based upon the Company’s achievement of cumulative cash flow (the “Cash Flow Goal”), and one-third based upon the Company’s achievement of return on capital (the “ROC Goal,” and, together with the EPS Goal and the Cash Flow Goal, the “Goals” and each, singularly, a “Goal”) for fiscal years [20_ _ and 20_ _] as compared to the Goals set forth on Exhibit A hereto. Not later than November 15, [20_ _], the Committee will determine the extent to which the Goals have been met and the number of Units eligible for vesting under this Award and the number of Units to be forfeited, as follows.
Below Threshold-Level Performance: For each Goal as to which performance is below threshold level, one-third of the Initial Number of Units shall be forfeited.
Above Threshold-Level/Below Target Performance: For each Goal as to which performance is at or above threshold level but below target level, a number of Units shall become eligible for vesting, equal to (i) one-third of the Initial Number of Units times (ii) the percentage determined by straight-line interpolating between 50% and 100%, based on the relationship between actual performance, threshold-level performance, and target-level performance for the applicable Goal.
Target-Level Performance: For each Goal as to which target-level performance is achieved, one-third of the Initial Number of Units shall be eligible for vesting.
Above Target-Level Performance: For each Goal as to which greater than target-level performance is achieved, a number of Units shall become eligible for vesting, equal to (i) one-third of the Initial Number of Units times (ii) the percentage determined by straight-line interpolating between 100% and 200%, based on the relationship between actual performance, target-level performance, and outstanding-level performance for the applicable Goal (for this purpose, performance above the outstanding level for the applicable Goal shall be deemed to be performance at such outstanding level).
     (c) Number of Units; Effect of Forfeiture. From the Grant Date through November 14, [20_ _][second year after grant], the number of Units subject to this Award shall be the Initial Number of Units. Subject to Section 5, if the 162(m) Performance Goal is not met, or if none of the Goals is met at the threshold level or above, all Units under this Award will be forfeited as of November 15, [20_ _][second year after grant]. Otherwise, subject to

Section 5, the number of Units subject to this Award from November 15, [20_ _][second year after grant] through August 31, [20_ _]third year after grant] shall be the number of Units that are eligible for vesting after application of the foregoing and those Units will vest effective as of August 31, [20_ _]third year after grant], except as otherwise provided in paragraph 3(d) below.
     (d) Effect of Termination of Service. If you incur a Termination of Service before August 31, [20_ _][second year after grant] as a result of a Job Elimination (other than a Job Elimination subsequent to a Change of Control, which shall be governed by Section 5(d)), a Retirement Event, or your Disability or death (each, a “Proration Event”), then effective as of November 15, [20_ _][second year after grant], a number of Units shall vest, equal to (i) the number of Units (if any) that become eligible for vesting, based upon the application of paragraphs (a), (b) and (c) above, times (ii) a fraction (the “Proration Fraction”), the numerator of which is the number of days from September 1, [20_ _][year of grant] through your date of termination, and the denominator of which is 731 (subject to the special rule of Section 5(c)(iv) that applies in the event that a Change of Control occurs between such Termination of Service and August 31, [20_ _][second year after grant]). If your employment terminates on or after August 31, [20_ _][second year after grant] and before August 31, [20_ _][year of grant] as a result of a Job Elimination (other than a Job Elimination subsequent to a Change of Control, which shall be governed by Section 5(d)), a Retirement Event, or your Disability or death, effective as of the date of such Termination of Service, (x) if such Termination of Service precedes a Change of Control, a number of Units subject to this Award shall vest, equal to the number of Units (if any) that become eligible for vesting, based upon the application of paragraphs (a), (b) and (c) above or (y) if such Termination of Service follows a Change of Control, the applicable Replacement Award shall vest in full. Except as provided in Section 5(d), if your employment terminates before August 31, [20_ _][third year after grant] for any other reason, all Units subject to this Award shall be forfeited as of the date of your termination. For purposes of this Agreement, “Retirement Event” means a Termination of Service (other than by the Company for Cause) on or after the later of your 55th birthday and the date on which you complete five years of service with the Company and any of its Subsidiaries or Affiliates, and “Job Elimination” means a Termination without Cause due to a job-elimination or divestiture of the Affiliate or Subsidiary by which you were employed.
     4. Delivery of Shares. The Company shall deliver to you a number of Shares equal to the number of Units (if any) that vest pursuant to this Award (except that in the event of settlement following conversion of this Award into a cash account pursuant to Section 5(a), delivery shall be in cash), subject to withholding as provided in paragraph 6 below. Such delivery shall take place as soon as practicable, but in no event more than 90 days, after August 31, [20_ _][third year after grant]. Notwithstanding the foregoing, with respect to a Termination of Service that is a “separation from service” within the meaning of Section 409A of the Code and that occurs during the two-year period following a Change of Control that qualifies as an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder, such delivery shall take place as soon as practicable following the date of the applicable Termination of Service. Nothing in this Agreement, including Section 5, shall preclude the Company from settling upon a Change of Control an Award that is not replaced by a Replacement Award (as defined below), to the extent effectuated in accordance with Treas. Regs. § 1.409A-3(j)(ix).
     5. Change of Control. The provisions of this Section 5 shall govern vesting of this Award upon a Change of Control, notwithstanding the provisions of Section 11.17 of the Plan.
     (a) Upon the occurrence of a Change of Control, notwithstanding any other provision of this Award Certificate, the number of Units subject to this Award shall vest in full, except to the extent that another award meeting the requirements of Section 5(b) is provided to you to replace this Award (any award meeting the requirements of Section 5(b), a “Replacement Award”). In the event that no Replacement Award is so provided to you, this Award shall be converted into a cash account (based on the number of Units as of the date of the Change of Control (determined in accordance with Section 5(c)) and the value per Share as of the Change of Control), which shall accrue interest at the applicable federal short-term rate provided for in Section 1274(d)(1)(A) of the Code, and be settled in accordance with Section 4 above. For clarity, such account shall be fully vested as of the Change of Control, in no event shall the amount of such account be increased or decreased as a result of the circumstances of a subsequent Termination of Service, and the provisions of Section 2 relating to Dividend Equivalent Payments shall cease to apply following conversion of this Award into a cash account.
     (b) An award shall meet the conditions of this Section 5(b) (and hence qualify as a Replacement Award) if: (i) it is a restricted stock unit in respect of publicly traded equity securities of the Company or the surviving corporation following the Change of Control, (ii) it has a value at least equal to the value of the Units subject to this Award as of the date of the Change of Control (determined in accordance with Section 5(c)) and provides for vesting based solely on continued service (with no performance conditions), (iii) it contains terms relating to vesting (including with respect to Termination of Service) that are substantially identical to those of this Award, and (iv) its other terms and conditions are not less favorable to you than the terms and conditions of this Award as of the date of the Change of Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of this Award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the Units shall not vest upon the Change of Control. The determination of whether the conditions of this Section 5(b) are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.
     (c) For purposes of this Section 5, the number of Units subject to this Award as of a Change of Control shall be determined in accordance with the following rules:
          (i) If the date of the Change of Control is after August 31, [20_ _][year of grant]

and prior to September 1, [20_ _][first year after grant], the number of Units subject to this Award as of such Change of Control shall be the Initial Number of Units.
          (ii) If the date of the Change of Control is after August 31, [20_ _] and prior to September 1, [20_ _][second year after grant], the number of Units subject to this Award as of such Change of Control shall be the sum of (x) 50% of the Initial Number of Units plus (y) 50% of the number of Units that would have become eligible for vesting under Section 3(b) above, if Goal achievement were measured solely based upon the degree of achievement of the fiscal year [20_ _][year after grant] goals (assuming for this purpose that the Section 162(m) Performance Goal was achieved), the determination of such achievement to be made by the Committee no later than the date of the Change of Control, it being understood that to the extent that all necessary performance results are not available as of such date, the Committee shall make a good faith estimate.
          (iii) If the date of the Change of Control is after August 31, [20_ _][second year after grant] and prior to September 1, [20_ _][third year after grant], the number of Units subject to this Award as of such Change of Control shall be determined pursuant to paragraph 3(c), except that if the date of the Change of Control is after August 31, [20_ _][second year after grant] and before November 15, [20_ _][second year after grant], the adjustments to the number of Units pursuant to paragraphs 3(a) and (b) shall apply effective as of the date of such Change of Control (and the Committee shall make the determinations necessary for application of such adjustments no later than the date of the Change of Control, it being understood that to the extent that all necessary performance results are not available as of such date, the Committee shall make a good faith estimate).
          (iv) Notwithstanding the foregoing provisions of this Section 5(c), if you have incurred a Termination of Service that is a Proration Event before the date of a Change of Control, the number of Units subject to this Award as of such Change of Control shall be determined by multiplying the number of Units determined in accordance with the rules set forth in the preceding paragraphs of this Section 5(c) by the Proration Fraction.
     (d) If you experience (x) a Termination without Cause or (y) a termination under circumstances entitling you to severance benefits under a constructive termination provision (including, without limitation, a “good reason” provision or a constructive “involuntary termination” provision) of an agreement, plan or program covering you, in either case, at any time following a Change of Control, the applicable Replacement Award shall vest in full.
     6. Withholding. Notwithstanding any other provision of this Award Certificate, your right to receive the Dividend Equivalent Payment and to receive Shares in settlement of any Units is subject to withholding of all taxes that are required to be paid or withheld in connection with such Dividend Equivalent Payment or the delivery of such Shares. With respect to the delivery of Shares, you must make arrangements satisfactory to the Company for the payment of any such taxes.

     7. Recoupment Policy. Notwithstanding any other provision of this Award Certificate, this Award shall be subject to the terms of the Company’s Recoupment Policy, which is hereby incorporated herein by reference.
     8. No Right to Continued Employment or Service. This Award Certificate shall not limit or restrict the right of the Company or any Affiliate to terminate your employment or service at any time or for any reason.
     9. Effect of Award Certificate; Severability. This Award Certificate shall be binding upon and shall inure to the benefit of any successor of the Company. The invalidity or enforceability of any provision of this Award Certificate shall not affect the validity or enforceability of any other provision of this Award Certificate.
     10. Amendment. The terms and conditions of this Award Certificate may not be amended in any manner adverse to you without your consent.
     11. Plan Interpretation. This Award Certificate is subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated into this Award Certificate. If there is a conflict between the provisions of this Award Certificate and the Plan, the provisions of the Plan govern. If there is any ambiguity in this Award Certificate, any term that is not defined in this Award Certificate, or any matters as to which this Award Certificate is silent, the Plan shall govern, including, without limitation, the provisions of the Plan addressing construction and governing law, as well as the powers of the Committee, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, (c) make appropriate adjustments to the Units in the event of a corporate transaction, and (d) make all other determinations necessary or advisable for the administration of the Plan.

Definition of Performance Metrics for Restricted Stock Units
Fiscal [20_ _] — Fiscal [20_ _]
Diluted Earnings Per Share (EPS)
•	Defined in accordance with the Monsanto Company Statement of Consolidated Operations

•	Items, either positive or negative, that are deemed to be extraordinary by the People and Compensation Committee of the Board of Directors are excluded for purposes of Earnings Per Share (but not Cash Flow) calculations
➢	Restructuring charges and reversals

➢	Impact of lawsuit outcomes

➢	In process R&D write-offs on acquisitions

➢	Impact of Solutia-related liabilities, expenses, settlements or agreements associated with Solutia’s reorganization plan

➢	Impact of unbudgeted business sales/divestitures

➢	Impact of changes in accounting rules
Cash Flow from Operating and Investing Activities
•	Defined in accordance with the Monsanto Company Statement of Consolidated Cash Flows

•	Items, either positive or negative, that are deemed to be extraordinary by the People and Compensation Committee of the Board of Directors are excluded for purposes of Cash Flow calculations
➢	Impact of acquisitions

➢	Impact of agreements associated with Solutia’s emergence from bankruptcy
Return on Capital (ROC)
•	Earnings before interest and after taxes (EBIAT) divided by the average of the prior year-end and current year total assets less non-interest bearing liabilities, less excess cash (cash over $150,000,000)

ROC =	EBIAT

(Total Assets — non-interest bearing liabilities — excess cash)
•	Items, either positive or negative, that are deemed to be extraordinary by the People and Compensation Committee of the Board of Directors are excluded for purposes of Return on Capital calculations
➢	Impact of acquisition

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